Exhibit 99.1

Jupiter Telecommunications Co., Ltd.

(Translation from Japanese disclosure to JASDAQ)

April 27, 2007

[U.S. GAAP]

Consolidated Quarterly Financial Results Release

For the Three Months Ended March 31, 2007

Jupiter Telecommunications Co., Ltd. (Consolidated)

Company code number: 4817 (URL http://www.jcom.co.jp/)

Shares traded: JASDAQ

Location of headquarters: Tokyo

Executive position of legal representative: Tomoyuki Moriizumi, Chief Executive Officer

Please address all communications to:

Koji Kobayashi, IR Department    Phone: +81-3-6765-8157 E-Mail: KobayashiKo@jupiter.jcom.co.jp

Hiroto Motomiya, Accounting Controlling Dept. Phone: +81-3-6765-8140 E-Mail: MotomiyaH@jupiter.jcom.co.jp

1.           Accounting Policy

(1)	Adoption of any simplified accounting method	: No
(2)	Accounting policy or method change from last	: No
reporting period
(3)	Changes of consolidated companies	: No
Numbers of consolidated subsidiaries as of March 31, 2007 : 27
Numbers of equity method affiliates as of March 31, 2007 : 5

2.           Consolidated operating results (From January 1, 2007 to March 31, 2007)

(1)   Consolidated financial results

(In millions of yen, with fractional amounts rounded)

	Revenue		Operating income		Income before income taxes
	(Millions of yen)%		(Millions of yen)%		(Millions of yen)%
March 31, 2007	63,672	24.6	10,307	34.9	9,070	29.1
March 31, 2006	51,121	20.4	7,641	14.4	7,025	41.7
December 31, 2006	221,915	21.2	31,582	29.0	27,503	64.2

	Net income		Net income per share	Net income per share (diluted)
	(Millions of yen)%		(Yen)	(Yen)
March 31, 2007	5,488	25.6	858.95	855.00
March 31, 2006	4,370	30.4	686.66	685.61
December 31, 2006	24,481	26.6	3,844.83	3,838.33

(Notes)

1. The percentages shown next to revenue, operating income, income before income taxes and net income represent year-on-year changes.

2. Average number of outstanding shares during term (consolidated):

Basic

For the three months ended March 31, 2007:             6,389,166 shares

For the three months ended March 31, 2006:             6,364,800 shares

For the fiscal year ended December 31, 2006:            6,367,220 shares

Diluted

For the three months ended March 31, 2007:             6,418,690 shares

For the three months ended March 31, 2006:             6,374,556 shares

For the fiscal year ended December 31, 2006:            6,378,001 shares

3. There is no change to the 2007 annual forecast from last disclosure on January 30, 2007.

(2)   Consolidated financial position

	Total assets	Shareholders’ equity	Equity capital ratio to total assets	Shareholders’ equity per share
	(Millions of yen)	(Millions of yen)%		(Yen)
March 31, 2007	627,550	284,168	45.3	44,381.72
December 31, 2006	625,948	277,296	44.3	43,445.59

(Notes)

1. As for comparing figures of balance sheet items, we always compare that of first quarter end with that of last fiscal year end.

2. Number of outstanding shares at end of term (consolidated):

As of March 31, 2007:                                           6,402,804 shares

As of December 31, 2006:                                     6,382,611 shares

(3) Consolidated cash flow statement

	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Balance of cash & cash equivalents
	(Millions of yen)	(Millions of yen)	(Millions of yen)	(Millions of yen)
March 31, 2007	21,762	(10,721)	(6,425)	25,102
March 31, 2006	15,280	(10,161)	(2,889)	37,513

3.Business Results and Financial Conditions

(1)   Business Results (comparisons are year-on-year)

As the fusion of broadcasting and telecommunications continues to progress, the business conditions surrounding Jupiter Telecommunications Co., Ltd.’s consolidated group (J:COM Group or Group) has grown more challenging. During the quarter ended March 31, 2007, the J:COM Group responded to this challenging environment by continuing to focus on its “Volume plus Value” strategy. Steady progress was made in the execution of this strategy, which calls for the increase in the number of subscribing households (expanding volume)—and higher average monthly revenue per subscribing household (ARPU) (increasing value).

In pursuit of the volume strategy, the J:COM Group continues to tailor its marketing and sales specifically to each region in its network, based on analysis of subscriber needs that are obtained through home visits. The Group deploys approximately 2,000 sales staff to cover the densely populated metropolitan areas of the Kanto, Kansai, and Kyushu regions, along with Sapporo. The Group has also endeavored to strengthen its strategic sales channels to focus on demographics that provide higher growth potential.

The J:COM Group in particular worked to strengthen the following three sales channels. First, the J:COM “In My Room” bulk contracts for multiple dwelling units (MDUs) continues to be actively promoted by increasing sales capabilities. This contract is a popular program which provides steady revenues for the Group. Second, the Group continues to strengthen its agency sales through business tie-ups and collaborations with regional volume retailers, real-state companies, and stores, which play the role of wholesale distribution agents for the J:COM Group’s services. Third, the Group implements an approach called “Area Staff”. Through this system, the Group is working to enhance customer satisfaction for each of its services in an aim to retain subscribers, encourage customers to sign up for additional services by continuously providing support to existing customers, marketing additional services to each customer’s profile and reintroducing customers to existing service options. In addition, the Group is working to expand beyond the scope of individual households, by marketing its telephony services, high-speed Internet access services, and mobile services targeting approximately 200 thousand small office/home office operator (SOHO) subscribers in existing service areas.

In executing the value strategy, the J:COM Group seeks to increase ARPU by bundling its three services, J:COM TV (cable television), J:COM NET (high-speed Internet access), and J:COM PHONE (primary telephony), thereby increasing the bundling ratio (the number of services offered per subscribing household). In cable television, the J:COM Group continued to grow its to digital service (J:COM TV Digital) by adding both new customers and upgrading existing cable television customers from the Group’s analog services. As a part of this effort, the J:COM Group started offering nationwide the J:COM TV Digital Compact service, an economical alternative that has fewer channels than the regular digital service and lacks interactive capabilities available to J:COM TV Digital customers.

On March 1, 2007, the J:COM Group established a Media Business Department within the Marketing and Sales Division to promote diversification into new areas intended as future income sources. The Media Business Department will provide a full-scale advertising media business, using the Group’s subscriber base, community channels, VOD (Video on Demand services), a programming information guide magazine, and other J:COM media in a new advertising business model.

As a result of the measures taken in pursuit of the “Volume plus Value” strategy, subscribing households (the number of households that are subscriber to one or more services) of consolidated managed system operators at the end of this quarter grew by 507,600 households (or 25%) from March 31, 2006 to 2,532,600 households as of March 31, 2007. By type of service, cable television subscriber numbers grew by 417,600 households (or 25%) to a total of 2,113,700 households, of which J: COM TV Digital subscribers rose by 480,600 households (or 70%) to 1,165,700 households, representing 55% of all cable television subscribing households as of March 31, 2007. The number of subscribers to high-speed Internet access and telephony services increased year over year by 238,400 households (or 27%) and 213,100 households (or 22%), respectively. This brought high-speed Internet access subscribers to 1,122,400 households and telephony service subscribers to 1,162,900 households as of March 31, 2007. The bundling ratio remained unchanged at 1.74 as of March 31, 2007 from March 31, 2006. The ratio excluding Cable West Group improved to 1.79 as of March 31, 2007 from 1.74 at March 31, 2006.

Revenue and Expenses

In the following discussion, the Group quantifies the impact of acquisitions on our results of operations. The acquisition impact represents the Group’s estimate of the difference between the operating results of the periods under comparison that is attributable to the timing of an acquisition. In general, the Group bases its estimate of the acquisition impact on an acquired entity’s operating results during the first three months following the acquisition date, such that changes from those operating results in subsequent periods are considered to be organic changes. Included as acquisition in the following discussion are the April 2006 acquisition of Sakura Cable Television Co., Ltd., the August 2006 acquisition of Cable Net Shimonoseki Co., Ltd., and the September 2006 acquisition of Cable West, Inc. and related companies.

Total Revenue. Total revenue increased by ¥12,551 million, or 25%, from ¥51,121 million for the three months ended March 31, 2006 to ¥63,672 million for the three months ended March 31, 2007. This increase includes ¥6,427 million that is attributable to the aggregate impact of acquisitions. Excluding the effects of these acquisitions total revenue increased by ¥6,124 million, or 12%.

Subscription Fees. Subscription fees increased by ¥9,964 million, or 22%, from ¥45,738 million for the three months ended March 31, 2006 to ¥55,702 million for the three months ended March 31, 2007. This increase includes ¥5,309 million increase that is attributable to the aggregate impact of acquisitions. Excluding the impact of acquisitions, subscription fees increased by ¥4,655 million, or 10%. Cable television subscription fees increased by ¥2,779 million, or 12%, from ¥23,663 million for the three months ended March 31, 2006 to ¥26,442 million for the three months ended March 31, 2007. High-speed Internet subscription fees increased by ¥941 million, or 7%, from ¥13,721 million for the three months ended March 31, 2006 to ¥14,662 million for the three months ended March 31, 2007. Telephony subscription fees increased by ¥935 million, or 11%, from ¥8,354 million for the three months ended March 31, 2006 to ¥9,289 million for the three months ended March 31, 2007. The 12% increase in cable television subscription revenue was due to 5% organic subscriber growth and the increasing proportion of cable television subscribers who subscribe to the Group’s digital service, for which the Group charges a higher fee compared to the analog service. As of March 31, 2007, 55% of cable television subscribers were receiving the Group’s digital service, compared to 40% as of March 31, 2006. The 7% increase in high-speed Internet subscription revenue was primarily attributable to organic subscriber growth of 11% offset by product bundling discounts. The 11% increase in telephony subscription revenue was attributable to a 19% increase in organic subscriber growth that was offset by a decrease in telephony ARPU.

Other Revenue. Other revenue increased by ¥2,587 million, or 48%, from ¥5,383 million for the three months ended March 31, 2006 to ¥7,970 million for the three months ended March 31, 2007. This increase includes a ¥1,119 million that is attributable to the aggregate impact of acquisitions. Excluding the impact of acquisitions, other revenue increased by ¥1,468 million, or 27%, with the increase primarily related to individually insignificant increases in various revenue categories. Other revenue includes poor reception compensation, construction, installation, advertising, program production, commission and other fees, and charges and sales made to the Group’s unconsolidated managed franchises for management, programming, construction materials and other services.

Operating Costs and Expenses. Operating and programming costs increased by ¥4,903 million, or 24%, from ¥20,861 million for the three months ended March 31, 2006 to ¥25,764 million for the three months ended March 31, 2007. This increase includes ¥2,169 million that is attributable to the aggregate impact of acquisitions. Excluding the impact of acquisitions, operating and programming costs increased by ¥2,734 million, or 13%. This increase is primarily attributable to costs directly related to the Group’s subscriber base of ¥1,142 million. Increases in network and maintenance costs, construction related expenses, labor and related costs and other individually insignificant items also contributed to the increase.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by ¥2,032 million, or 20%, from ¥10,237 million for the three months ended March 31, 2006 to ¥12,269 million for the three months ended March 31, 2007. This increase includes ¥1,740 million that is attributable to the aggregate impact of acquisitions. Excluding the impact of acquisitions, selling, general and administrative expenses increased by ¥292 million, or 3%, which is primarily attributable to higher labor and employee related costs.

Depreciation and Amortization. Depreciation and amortization expenses increased by ¥2,950 million, or 24%, from ¥12,382 million for the three months ended March 31, 2006 to ¥15,332 million for the three months ended March 31, 2007. This increase includes ¥2,260 million that is attributable to the aggregate impact of acquisitions. Excluding the impact of acquisitions the increase is primarily attributable to additions to fixed assets related to the installation of services to new customers.

As a result, operating income increased by ¥2,666 million, or 35%, from ¥7,641 million for the three months ended March 31,2006 to ¥10,307 million for the three months ended March 31, 2007

Interest Expense, net. Interest expense, net increased by ¥476 million, or 83%, from ¥573 million for the three months ended March 31, 2006 to ¥1,049 million for the three months ended March 31, 2007. This increase is primarily due to ¥52 billion of additional borrowings related to the acquisition of Cable West, Inc. in September 2006, and an increase in the overall applicable interest rates and margins between periods.

Income before income taxes increased by ¥2,045 million or 29%, from ¥7,025 million for the three months ended March 31, 2006, to ¥9,070 million for the three months ended March 31, 2007, for the reasons above.

Net Income. Net income increased by ¥1,118 million, or 26%, from ¥4,370 million for the three months ended March 31, 2006 to ¥5,488 million for the three months ended March 31, 2007 for the reasons set forth above.

(2)   Financial situation

For the three months ended March 31, 2007, the Group’s cash and cash equivalents increased by ¥4,616 million, from ¥20,486 million to ¥25,102 million, primarily as a result of cash provided by operating activities, offset by cash used for capital expenditures, payment of long-term debt and capital lease obligations.

The following is a summary of cash flow during the period ended March 31, 2007.

Cash Flows from Operating Activities

Net cash provided by operating activities was ¥21,762 million for the three months ended March 31, 2007, compared to ¥15,280 million the three months ended March 31, 2006, or an increase of ¥6,482 million, or 42%. The increase was primarily the result of a ¥5,559 million increase in revenue less selling, general and administrative and operating expenses (exclusive of stock compensation, depreciation, amortization).

Cash Flows from Investing Activities

Net cash used in investing activities was ¥10,721 million for the three months ended March 31, 2007, compared to ¥10,161 million for the three months ended March 31, 2006, or an increase of ¥560 million. The increase was primarily attributable to a ¥1,653 million increase in capital expenditures, offset by a decrease in the acquisition of new subsidiaries, net of cash acquired, the acquisition of minority interest in consolidated subsidiaries and other investing activities.

Cash Flows from Financing Activities

Net cash provided used in financing activities was ¥6,425 million for the three months ended March 31, 2007, compared to ¥2,889 million for the three months ended March 31, 2006, or an increase of ¥3,536 million. The net cash used in financing activities for the three months ended March 31, 2007 consisted of ¥4,090 million net payments of short term loans and long-term debt, and ¥4,028 million of principle payments under capital lease obligations, offset by ¥1,693 million in proceeds from the issuance of common stock.

(3)   Forecasts for the year ending December 2007

There is no change to the Group’s forecast in this quarter.

(Cautionary note regarding future-related information)
The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The J:COM Group does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the J:COM Group is under no obligation to revise this information on a regular basis.

Consolidated Financial Statements

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(YEN IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Account	3 months ended March 31, 2007	3 months ended March 31, 2006	Change		Year ended Dec. 31, 2006
	Amount	Amount	Amount	(%)	Amount
Revenue:
Subscription fees	55,702	45,738	9,964	21.8	196,515
Other	7,970	5,383	2,587	48.1	25,400
	63,672	51,121	12,551	24.6	221,915
Operating costs and expenses
Operating and programming costs	(25,764)	(20,861)	(4,903)	(23.5)	(92,297)
Selling, general and administrative	(12,269)	(10,237)	(2,032)	(19.9)	(43,992)
Depreciation and amortization	(15,332)	(12,382)	(2,950)	(23.8)	(54,044)
	(53,365)	(43,480)	(9,885)	(22.7)	(190,333)
Operating income	10,307	7,641	2,666	34.9	31,582
Other income (expenses) :
Interest expense, net:
Related parties	(322)	(272)	(50)	(18.5)	(1,109)
Other	(727)	(301)	(426)	(141.4)	(2,413)
Other income, net	224	104	120	113.7	253
Income before income taxes and other items	9,482	7,172	2,310	32.2	28,313
Equity in earnings of affiliates	43	104	(61)	(58.0)	371
Minority interest in net income of consolidated subsidiaries	(455)	(251)	(204)	(81.0)	(1,181)
Income before income taxes	9,070	7,025	2,045	29.1	27,503
Income tax expense	(3,582)	(2,655)	(927)	(34.9)	(3,022)
Net income	5,488	4,370	1,118	25.6	24,481
Per Share data
Net income per share — basic	858.95	686.66	172.29	25.1	3,844.83
Net income per share — diluted	855.00	685.61	169.39	24.7	3,838.33
Weighted average number of ordinary shares outstanding — basic	6,389,166	6,364,800	24,366	0.4	6,367,220
Weighted average number of ordinary shares outstanding — diluted	6,418,690	6,374,556	44,134	0.7	6,378,001

(Note)　Percentages are calculated based on amounts before rounded in Change column.

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(YEN IN MILLIONS)

Account	March 31, 2007	December 31, 2006	Change
	Amount	Amount	Amount
Current assets:
Cash and cash equivalents	25,102	20,486	4,616
Accounts receivable	14,454	14,245	209
Allowance for doubtful accounts	(362)	(378)	16
Deferred tax asset—current	11,133	11,877	(744)
Prepaid expenses and other current assets	4,317	4,669	(352)
Total current assets	54,644	50,899	3,745
Investments:
Investments in affiliates	2,515	2,469	46
Investments in other securities, at cost	802	801	1
Total investments	3,317	3,270	47
Property and equipment, at cost:
Land	2,782	2,845	(63)
Distribution system and equipment	488,628	480,363	8,265
Support equipment and buildings	33,694	32,554	1,140
	525,104	515,762	9,342
Less accumulated depreciation	(191,307)	(180,594)	(10,713)
Total property and equipment	333,797	335,168	(1,371)
Other assets:
Goodwill	202,286	202,267	19
Intangible asset — customer lists, net	20,618	21,181	(563)
Deferred tax asset—non current	5,334	5,629	(295)
Other	7,554	7,534	20
Total other assets	235,792	236,611	(819)
Total Assets	627,550	625,948	1,602

	March 31, 2007	December 31, 2006	Change
Account	Amount	Amount	Amount
Current liabilities:
Short-term loans	1,900	2,000	(100)
Long-term debt—current portion	18,242	16,158	2,084
Capital lease obligations—current portion
Related parties	11,186	10,893	293
Other	2,141	1,988	153
Accounts payable	20,975	26,166	(5,191)
Income tax payable	2,389	3,411	(1,022)
Deferred revenue—current portion	5,001	4,862	139
Accrued expenses and other liabilities	8,277	5,424	2,853
Total current liabilities	70,111	70,902	(791)

Long-term debt, less current portion	167,382	173,455	(6,073)
Capital lease obligations, less current portion:
Related parties	31,438	30,595	843
Other	6,267	6,986	(719)
Deferred revenue	54,829	55,044	(215)
Redeemable preferred stock of consolidated subsidiary	500	500	―
Deferred tax liabilities-non current	4,308	4,604	(296)
Other liabilities	4,054	2,516	1,538
Total liabilities	338,889	344,602	(5,713)
Minority interests	4,493	4,050	443

Shareholders’ equity:
Ordinary shares no par value	116,046	115,232	814
Additional paid-in capital	197,259	196,335	924
Accumulated deficit	(28,583)	(34,071)	5,488
Accumulated other comprehensive loss	(554)	(200)	(354)
Treasury stock	(0)	(0)	―
Total shareholders’ equity	284,168	277,296	6,872
Total liabilities, minority interests and shareholders’ equity	627,550	625,948	1,602

(Note) The Company presented “Deferred tax liabilities—non current” separately from “Other Liabilities” for all periods presented.

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(YEN IN MILLIONS)

	3 months ended March 31, 2007	3 months ended March 31, 2006	Year ended December 31, 2006
Classification	Amount	Amount	Amount
Cash flows from operating activities:
Net income	5,488	4,370	24,481
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,332	12,382	54,044
Equity in earnings of affiliates	(43)	(104)	(371)
Minority interest in net income of consolidated subsidiaries	455	251	1,181
Stock compensation expenses	45	102	332
Deferred income taxes	742	1,356	(1,328)
Changes in operating assets and liabilities, excluding effects of business combinations:
(Increase)/decrease in accounts receivable, net	(198)	352	436
(Increase)/decrease in prepaid expenses and other current assets	352	(668)	(674)
(Increase)/decrease in other assets	(558)	230	1,102
Increase/(decrease) in accounts payable	(3,346)	(2,278)	864
Increase/(decrease) in accrued expenses and other liabilities	3,569	(124)	2,501
Decrease in deferred revenue	(76)	(589)	(2,565)
Net cash provided by operating activities	21,762	15,280	80,003
Cash flows from investing activities:
Capital expenditures	(10,689)	(9,036)	(48,460)
Acquisitions of new subsidiaries, net of cash acquired	―	(688)	(56,137)
Investments in and advances to affiliates	―	(30)	―
Acquisition of minority interests in consolidated subsidiaries	(19)	(1,147)	(17,587)
Other investing activities	(13)	740	583
Net cash used in investing activities	(10,721)	(10,161)	(121,601)
Cash flows from financing activities:
Proceeds from issuance of common stock	1,693	135	1,533
Change in short-term loans	(100)	—	93
Proceeds from long-term debt	253	3,339	106,789
Principal payments of long-term debt	(4,243)	(2,628)	(66,975)
Principal payments under capital lease obligations	(4,028)	(3,226)	(13,455)
Other financing activities	―	(509)	(1,184)
Net cash provided by (used in) financing activities	(6,425)	(2,889)	26,801
Net increase/(decrease) in cash and cash equivalents	4,616	2,230	(14,797)
Cash and cash equivalents at beginning of year	20,486	35,283	35,283
Cash and cash equivalents at end of term	25,102	37,513	20,486

Segment Information

(1)   Operating segments

The J:COM Group has determined it has one reportable segment “Broadband services”. Therefore, information on operating segments is omitted in this section.

(2)   Segment information by region

Because the J:COM Group does not have any overseas subsidiaries or branches, this section is not applicable.

Highlights of 2007 Q1 (1/2)	April 27, 2007

Jupiter Telecommunications Co., Ltd.

							Unit: Yen in 100 million (rounding in 10 million yen)
P/L	3 months ended March 31, 2007	3 months ended March 31, 2006	Change		Forecasts for the year ending Dec. 31, 2007	Progress (%)	Explanation of changes

			Amount	%

Revenue:
Subscription fee	557	457	100	22%			Subscription fee breakdown: Cable TV 300(+64, or +27%), HS Internet 161(+24, or +18%), Telephony 95(+12, or +14%). Effect of acquisitions (+53)

Other	80	54	26	48%			Effect of acquisitions (+11)
Total	637	511	126	25%	2,630	24%	Effect of acquisitions (+64)
Operating costs and expenses:
Operating & programming costs	258	209	49	24%			In line with increase in subscribers, with increases in network and maintenance, labor and other related costs and construction. Effect of acquisitions (+22)

Selling, general & administrative	123	102	20	20%			Increase due to effect of acquisitions (+17), and higher labor and employee related costs.

Depreciation & amortization	153	124	30	24%			Increase in fixed assets related to the installation of services to new customers. Effect of acquisitions (+23)
Operating income	103	76	27	35%	375	27%
Other income (expense):
Interest expense, net	10	6	5	83%			Primarily, due to additional borrowings related to the acquisition of CW.
Other income, net	2	1	1	114%
Income before tax, equity, minority	95	72	23	32%
Equity in earnings of affiliates	0	1	(1)	(58%)
Minority interest in net income	(5)	(3)	(2)	(81%)
Income before income taxes	91	70	20	29%	310	29%
Income taxes & Other	36	27	9	35%
Net income	55	44	11	26%	205	27%

OCF *1	257	201	56	28%
Margin	40.3%	39.4%	0.9%
*1：OCF (Operating Cash Flow : Revenue less Operating & programming costs less Selling, general & administrative expenses (exclusive of stock compensation, depreciation, and amortization)

Assets and Liabilities*2	As of Mar. 31, 2007	As of Dec. 31, 2006	Change				Capital Expenditure	3 months ended March 31, 2007	3 months ended March 31, 2006	Change
										Amount	%

Total Assets	6,276	6,259	16				Capital expenditures	107	90	17	18%
Equity	2,842	2,773	69				Capital lease expenditure	46	29	17	58%
Equity capital ratio to total assets	45%	44%	1%				Total	153	119	33	28%
Debt (including capital lease obligations)	2,386	2,421	(35)
Net Debt	2,135	2,216	(81)
D/E Ratio (Net)	0.75	0.80	(0.05)

Cash Flows	3 months ended March 31, 2007	3 months ended March 31, 2006	Explanation

Cash provided by operating activities	218	153		OCF(257)
Cash used in investing activities	(107)	(102)		Capital expenditure(107)

Free Cash Flow	65	33		(Cash provided by operating activities 218) - (Capital expenditure incl. Capital Lease 153)

Cash used in financing activities	(64)	(29)		Principal payment of long-term debt (42) and capital lease (40)
Increase/(decrease) in cash	46	22

(Cautionary note regarding future-related information)

The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

Highlights of 2007 Q1 (2/2)	April 27, 2007

Jupiter Telecommunications Co., Ltd.

J:COM Group	As of Mar. 31, '07	As of Dec. 31, '06	Change		Explanation of changes

Consolidated subsidiaries
CATV company	23	23	0	(a)
(including CW group)	4	4	0
Others
Total	27	27	0	(1)
Equity-method affiliates
CATV company	2	2	0	(b)
Others	3	3	0

Total	5	5	0	(2)
Group total (1)＋(2)	32	32	0
CATV company Total (a) + (b)	25	25	0

Consolidated systems (A+B)					A. Consolidated systems (excluding Cable West)			B. CW Group *7
Operational Data	As of Mar. 31, '07	As of Mar. 31, '06	Change		As of Mar. 31, '07	As of Mar. 31, '06	Change	As of Mar. 31, '07

RGUs
CATV	2,113,700	1,696,100	417,600		1,804,500	1,696,100	108,400	309,200
of which digital service	1,165,700	685,100	480,600		985,800	685,100	300,700	179,900
HS Internet access	1,122,400	884,000	238,400		991,900	884,000	107,900	130,500
Telephony	1,162,900	949,800	213,100		1,130,700	949,800	180,900	32,200
Total	4,399,000	3,529,900	869,100		3,927,100	3,529,900	397,200	471,900

Customers connected	2,532,600	2,025,000	507,600		2,193,400	2,025,000	168,400	339,200

Homes passed	9,248,500	7,349,200	1,899,300		7,850,200	7,349,200	501,000	1,398,300

Average number of RGUs per customer	1.74	1.74	0.00		1.79	1.74	0.05	1.39

Rate of customers taking 3 services *6	25.4%	22.9%	2.5%		25.4%	22.9%	2.5%	—

ARPU *2	¥7,638	¥7,681	(¥43)		¥7,873	¥7,681	¥192	¥6,107
(Average revenue per customer per month)	*3	*4			*3	*4
Monthly churn rate *5
CATV	1.2%	1.3%	(0.1%)		1.1%	1.3%	(0.2%)	1.6%
HS Internet access	1.6%	1.6%	0.0%		1.5%	1.6%	(0.1%)	1.9%
Telephony	0.8%	0.8%	0.0%		0.8%	0.8%	0.0%	0.7%

Total of managed systems

Operational Data	As of Mar. 31, '07	As of Mar. 31, '06	Change

RGUs
CATV	2,199,700	1,807,000	392,700
of which digital service	1,206,800	719,100	487,700
HS Internet access	1,162,900	931,600	231,300
Telephony	1,217,700	1,011,100	206,600
Total	4,580,300	3,749,700	830,600

Customers connected	2,642,200	2,158,200	484,000

Homes passed	9,781,800	7,946,200	1,835,600

Average number of RGUs per customer	1.73	1.74	(0.01)

Rate of customers taking 3 services *6	25.0%	22.6%	2.4%

ARPU *2	¥7,626	¥7,653	(¥27)
(Average revenue per customer per month)	*3	*4
Monthly churn rate *5
CATV	1.2%	1.3%	(0.1%)
HS Internet access	1.6%	1.6%	0.0%
Telephony	0.8%	0.8%	0.0%

*2:                 ARPU is determined for any period as total revenue of our consolidated franchises, excluding revenue attributable to installation charges for new customers and fees paid to us by building owners related to terrestrial blockage, divided by the weighted-average number of connected customers during the period.

*3:                 Monthly average for January - March, 2007

*4:                 Monthly average for January - March, 2006

*5:                 Churn Rate = monthly number of disconnects from a service / the monthly weighted average number of subscribers /12

*6:                 Due to integration process underway for customer management system, information on the rate of customers taking 3 services is shown on an excluding Cable West basis.

*7:                 CW consists of 6 managed systems and an MSO. Telephony service offered is “Cable Plus Phone.”